Exhibit 99.1
News

Merisel, Inc. Announces First Quarter 2013 Results

(In thousands except per share amounts)

New York, New York – May 15, 2013 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today reported financial results for the quarter ended March 31, 2013.

Net sales for the three months ended March 31, 2013 were $12,837 compared to net sales of $13,566 for the three months ended March 31, 2012.  The Company reported a net loss available to common stockholders of ($2,047) or ($0.28) per share compared to ($7,050) or ($0.98) per share for the three months ended March 31, 2012. In the first quarter of 2012, the Company recorded a one-time abandonment charge of $3,977 related to its relocation and consolidation of its manufacturing and production operations from New York City to its new facility in Carlstadt, New Jersey.

As disclosed in the Company’s March 29, 2013 press release, the Company sold 10% convertible notes to its majority shareholder, Saints Capital Granite, L.P. (“Saints”), in the amount of $750 in February 2013 to fund the replacement of capital equipment damaged during Hurricane Sandy in the fourth quarter of 2012.

On April 18, 2013, the Company received a conversion notice stating that Saints had elected to convert $1,750 in principal of the Company’s 10% Convertible Notes due August 31, 2015 into 17,500,000 shares of Common Stock of the Company at a conversion price of $.10 per share.

About Merisel
Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies: ColorEdge, Crush Creative, Comp 24, and Fuel Digital. In March 2010, Crush Creative and Fuel Digital were consolidated under the ColorEdge brand. Merisel has sales offices in New York City, Atlanta and Los Angeles, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients. Learn more at www.merisel.com.

Contact:
John (Jeb) Ball
(212) 594-4800
jeb.ball@merisel.com

Cautionary Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Merisel's expectations for future performance (including without limitation the quotations from management in this press release). In this context, forward-looking statements often address Merisel’s expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," or "will." Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, these statements are subject to numerous risks and uncertainties that include, among others, the impact of management and organizational changes, the implementation of ongoing strategic and cost initiatives, changes in and a dependence on key personnel, the outcome of pending legal proceedings, the severity and duration of the current economic conditions and changes in economic conditions. These uncertainties may cause Merisel’s actual future results to be materially different than those expressed in such forward-looking statements. All information set forth in this press release is as of May 15, 2013. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The Company undertakes no obligation to update any such forward-looking statements. More information about the potential factors that could affect Merisel’s business and financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC and available on the SEC’s website at www.sec.gov

MERISEL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2013

Net sales	$13,566	$12,837

Cost of sales	9,489	7,587

Gross profit	4,077	5,250

Selling, general & administrative expenses	6,278	6,367

Lease abandonment charge	3,977	-

Operating loss	(6,178)	(1,117)

Interest expense, net	872	930

Net loss	(7,050)	(2,047)

Loss per share (basic and diluted):
Net loss	$(0.98)	$(0.28)

Weighted average number of shares:
Basic/Diluted	7,215	7,215